Exhibit 4.3

AMENDED AND RESTATED WARRANT TO PURCHASE CAPITAL STOCK

THIS WARRANT AND THE SHARES OF CAPITAL STOCK ISSUED UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

Warrant -No. 7-A	Warrant to Purchase Shares of
Capital Stock

AMENDED AND RESTATED WARRANT TO PURCHASE

CAPITAL STOCK

OF

RAINDANCE TECHNOLOGIES, INC.

(A DELAWARE CORPORATION)

RainDance Technologies, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Alloy Ventures 2005, L.P. or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company 659,480 shares of Series D Convertible Preferred Stock, par value $0.01 per share (the “Capital Stock”), at an exercise price of $0.1808 per share (the “Exercise Price”) (subject to future adjustment from time to time pursuant to the terms of Section 2 herein), at any time before 5:00 p.m., EST on June 4, 2017 (the “Expiration Date”).

This Amended and Restated Warrant to Purchase Capital Stock (this “Warrant”) is issued in connection with that certain Series D Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) and, upon due execution of the Purchase Agreement, this Warrant shall supersede, replace, amend and restate in all respects that certain warrant issued by the Company to the Holder on June 4, 2010 in connection with that certain promissory note of even date (the “Note”). This Warrant is one of a series of warrants (collectively, the “Warrants”) issued in order to supersede, replace, amend and restate in all respects certain warrants, which were issued the holders of certain promissory notes on June 4, 2010. The terms of the Warrants (including this Warrant) are and will be identical except as to the name of the Holder thereof and the number of shares of Capital Stock to be purchased hereunder. Except as to those terms otherwise defined in this Warrant, all capitalized terms used in this Warrant shall have the respective meanings ascribed to them in the Note.

1. Exercise.

1.1 Manner of Exercise; Payment in Cash. This Warrant may be exercised by the Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A duly executed by the Holder, at the principal office of the Company, or at such other place as the Company may designate, accompanied by payment in full of the Exercise Price payable in respect of the number of shares of Capital Stock purchased upon such exercise. Payment of the Exercise Price shall be in cash or by certified or official bank check payable to the order of the Company.

1.2 Effectiveness. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1.1 above. At such time, the person or persons in whose name or names any certificates for Capital Stock shall be issuable upon such exercise as provided in Section 1.3 below shall be deemed to have become the holder or holders of record of the Common Stock represented by such certificates.

1.3. Delivery of Certificates. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten business days thereafter, the Company at its sole expense will cause to be issued in the name of, and delivered to, the Holder, or, subject to the terms and conditions hereof, as such Holder may direct:

(a) A certificate or certificates for the number of full shares of Capital Stock to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount determined pursuant to Section 1.4 hereof, and

(b) In case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Capital Stock (without giving effect to any adjustment therein) equal to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Holder upon such exercise as provided in Section 1.1 above.

1.4. Automatic Exercise. If the Holder has not elected to exercise this Warrant prior to the Expiration Date, then this Warrant shall automatically (without any act on the part of the Holder) be exercised pursuant to Section 1.6(a) effective immediately prior to the expiration of the Warrant to the extent such net issue exercise would result in the issuance of Shares. If this Warrant is automatically exercised, the Company shall notify the Holder of the automatic exercise as soon as reasonably practicable, and the Holder shall surrender the Warrant to the Company in accordance with the terms hereof.

1.5 Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefor in cash on the basis of the fair market value of a share of such Capital Stock determined pursuant to Section 1.6(c) herein.

1.6 Right to Convert Warrant into Stock: Net Issuance.

(a) Right to Convert. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”), when exercisable, into shares of Capital Stock as provided in this Section 1,6. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any Exercise Price or any cash or other consideration) that number of shares of fully paid and nonassessable Capital Stock equal to the quotient obtained by dividing (X) the value of this Warrant (or the specified portion hereof) on the Conversion Date (as defined in subsection (b) hereof), which value shall be determined by subtracting (A) the aggregate Exercise Price of the Converted Warrant Shares immediately prior to the exercise of the Conversion Right from (B) the aggregate fair market value of the Converted Warrant Shares issuable upon exercise of this Warrant (or the specified portion hereof) on the Conversion Date by (Y) the fair market value of one share of the type of Capital Stock on the Conversion Date for which the Warrant is exercised.

Expressed as a formula, such conversion shall be computed as follows:

N	=	B-A Y

where:		N =	the number of shares of Capital Stock that may be issued to Holder

		Y =	the fair market value (FMV) of one share of such Capital Stock

		A =	the aggregate Warrant Price (Converted Warrant Shares x Exercise Price)

		B =	the aggregate FMV (i.e., FMV x Converted Warrant Shares)

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share of the Conversion Date.

(b) Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of this Warrant, when exercisable, at the principal office of the Company together with the Subscription Form in the form attached hereto duly completed and executed and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 1.6(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the Holder hereof, may be made contingent upon the occurrence of any of the events specified in Section 4. Certificates for the shares issuable upon exercise of the Conversion Right and, if applicable, a new Warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the Holder within 30 days following the Conversion Date.

(c) Determination of Fair Market Value. For purposes of this Section 1.6, “fair market value” of a share of Capital Stock as of a particular date (the “Determination Date”) shall mean:

(i) If the Conversion Right is exercised in connection with and contingent upon a public offering, and if the Company’s Registration Statement relating to such public offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” of a share of Common Stock specified in the final prospectus with respect to such offering.

(ii) If the Conversion Right is not exercised in connection with and contingent upon a public offering, then as follows:

(1)	If traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the five-day period ending one Business Day prior to the Determination Date or, if less, such number of days as the Common Stock has been traded on such exchange;

(2)	If traded over-the-counter, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the five-day period ending one Business Day prior to the Determination Date or, if less, such number of days as the Common Stock has been traded over-the-counter; and

(3)	If there is no public market for the Company’s Capital Stock, then fair market value of a share of such Capital Stock shall be determined in good faith by the Board of Directors of the Company.

2. Certain Adjustments.

2.1 Changes in Capital Stock. If the Company shall (i) combine the type of Capital Stock to be issued hereunder or its Common Stock into a lesser number of shares, (ii) subdivide the type of Capital Stock to be issued hereunder or its Common Stock into a greater number of shares, or (iii) issue additional shares of the type of Capital Stock to be issued hereunder or its Common Stock as a dividend or other distribution with respect to the Capital Stock or Common Stock, the number of shares of Capital Stock to be issued pursuant to the terms of the Warrant shall be equal to the number of shares which the Holder would have been entitled to receive after the happening of any of the events described above if such shares had been issued immediately prior to the happening of such event, such adjustment to become effective concurrently with the effectiveness of such event.

2.2 Reorganizations and Reclassifications. If there shall occur any capital reorganization or reclassification of its Capital Stock (other than a change in par value or a subdivision or combination as provided for in Section 2.1), then, as part of any such reorganization or reclassification, lawful provision shall be made so that the Holder shall have the right thereafter to receive upon the exercise hereof the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization or reclassification, such Holder had held the number of shares of Capital Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder such that the provisions set forth in this Section 2 (including provisions with respect to adjustment of the Exercise Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

2.3 Merger, Consolidation or Sale of Assets. Subject to the provisions of this Section 2 and Section 5, if there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had exercised its rights pursuant to the Warrant immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2 to the end that the provisions of this Section 2 shall be applicable after that event in as nearly equivalent a manner as may be practicable.

2.4 Statement of Adjustment. Whenever the Exercise Price or the Capital Stock to be issued hereunder shall be adjusted as provided in this Section 2, the Company shall forthwith file with the Secretary of the Company or at such other place as shall be designated by the Company, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment, the Exercise Price in effect before and after such adjustment and the kind and amount of shares of capital stock, securities or other property thereafter to be received upon the exercise of this Warrant, The Company shall also cause a copy of such statement to be sent to the Holder. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 2.5.

2.5 Notice of Adjustment. In the event the Company shall propose to take any action of the types described in Sections 2.1, 2.2 or 2.3, the Company shall give notice to the Holder in the manner set forth in Section 11 of the Note which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon the exercise hereof. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed, and in case of all other actions, such notice shall be given at least 20 days prior to the taking of such proposed action.

2.6 Taxes. The Company shall pay all documentary, stamp or other transactional taxes, but excluding any income or withholding taxes, attributable to the issuance or delivery of shares of capital stock of the Company upon the exercise or conversion of this Warrant.

3. Reservation of Stock. The Company will, at the time this Warrant becomes exercisable for Capital Stock, reserve such amount and type of Capital Stock and/or Common Stock necessary for full exercise hereof and for subsequent conversion into Common Stock (if applicable). The Company covenants that all shares of Capital Stock and/or Common Stock so issuable will, when issued, be duly and validly issued and fully paid and nonassessable.

4. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

5. Termination Upon Certain Events.

5.1 Termination Upon Merger, Consolidation or Sale of Assets. In the event that this Warrant is not timely exercised prior to the consummation of the closing of the first Deemed Liquidation Event (as defined in the Company’s certificate of incorporation as in effect on the date of issuance of this Warrant) after the date hereof, this Warrant shall terminate upon the closing of such Deemed Liquidation Event (the “Termination Date”) and become null and void, provided that the Company shall have given the Holder written notice of such Deemed Liquidation Event and Termination Date at least ten (10) days prior to the occurrence thereof.

5.2 Termination Upon Initial Public Offering. In the event that this Warrant is not timely exercised prior to the declared effective date of the Registration Statement for the Company’s Initial Public Offering (the “Initial Public Offering”), this Warrant shall terminate and be void and of no force or effect upon the consummation of the closing of the Initial Public Offering, provided that the Company shall have provided the Holder written notice of the Initial Public Offering at least twenty (20) days prior to the consummation of the closing of the Initial Public Offering.

6. Transferability. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants.

7. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the Warrant against impairment due to such event. Without limiting the generality of the foregoing, the Company (a) will not increase the value assigned to any shares of Capital Stock receivable on the exercise of the Warrant above the amount payable therefor on such exercise, (b) will take all action that may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock, free from all taxes, liens and charges with respect to the issue thereof, on the exercise of all of the Warrants from time to time outstanding, and (c) will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all the terms of this Warrant.

8. Acknowledgement. The Company and the Holder intend that the Note be treated as equity instruments in accordance with Section 385(c) of the Internal Revenue Code for purposes of determining federal income tax treatment. The Company and the Holder agree to make such Section 385(c) election in their respective tax filings.

9. Notices. All notices, requests and other communications hereunder shall be made pursuant to the provisions of Section 11 of the Note.

10. Waivers and Modifications. Any term or provision of this Warrant may be amended, modified or waived with the written consent of the Company and the Lender Majority.

11. Headings. The headings in this Warrant are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Warrant.

12. Governing Law. This Warrant will be governed by and construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

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IN WITNESS WHEREOF, RainDance Technologies, Inc. caused this Warrant to be executed by an officer thereunto duly authorized.

RAINDANCE TECHNOLOGIES, INC.

/s/ S. Roopom Banerjee
S. Roopom Banerjee,
President and Chief Executive Officer

Acknowledged and Agreed:

ALLOY VENTURES 2005, L.P.

By:	/s/ MICHAEL HUNKAPILLER
Name:	MICHAEL HUNKAPILLER
Title:	GENERAL PARTNER

Signature Page to the Amended and Restated Warrant –

Alloy Ventures 2005, L.P.

EXHIBIT A

PURCHASE FORM

To:	RAINDANCE TECHNOLOGIES, INC.
44 Hartwell Avenue
Lexington, MA 02421

The undersigned pursuant to the provisions set forth in the attached Warrant (Bridge Warrant No.-    ), hereby irrevocably elects to (check one):

(A) purchase shares of of the Company covered by such Warrant and herewith makes payment of $ , representing the full exercise price for such shares at the price per share provided for in such Warrant; or

(B) convert Converted Warrant Shares into that number of shares of fully paid and nonassessable shares of of the Company, determined pursuant to the provisions of Section 1.6 of the Warrant.

The shares of Capital Stock for which the Warrant may be exercised or converted shall be known herein as the “Warrant Stock.”

The undersigned is aware that the Warrant Stock has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The undersigned understands that reliance by the Company on exemptions under the Securities Act is predicated in part upon the truth and accuracy of the statements of the undersigned in this Purchase Form.

The undersigned represents and warrants that (1) it has been furnished with all information which it deems necessary to evaluate the merits and risks of the purchase of the Warrant Stock, (2) it has had the opportunity to ask questions concerning the Warrant Stock and the Company and all questions posed have been answered to its satisfaction, (3) it has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Warrant Stock and the Company and (4) it has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing the Warrant Stock and to make an informed investment decision relating thereto.

The undersigned hereby represents and warrant that it is purchasing the Warrant Stock for its own account for investment and not with a view to the sale or distribution of all or any part of the Warrant Stock.

Exhibit A-1

The undersigned understands that because the Warrant Stock has not been registered under the Securities Act, it must continue to bear the economic risk of the investment for an indefinite period of time and the Warrant Stock cannot be sold unless it is subsequently registered under applicable federal and state securities laws or an exemption from such registration is available.

The undersigned agrees that it will in no event sell or distribute or otherwise dispose of all or any part of the Warrant Stock unless (1) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Warrant Stock, or (2) the Company receives an opinion satisfactory to the Company of the undersigned’s legal counsel stating that such transaction is exempt from registration. The undersigned consents to the placing of a legend on its certificate for the Warrant Stock stating that the Warrant Stock has not been registered and setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of the Company and with any transfer agents against the Warrant Stock until the Warrant Stock may be legally resold or distributed without restriction.

The undersigned has considered the federal and state income tax implications of the exercise of the Warrant and the purchase and subsequent sale of the Warrant Stock.

Dated:

Exhibit A-2